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ASSET PURCHASE AGREEMENT

AMONG

iQ DIGITAL STUDIOS, LLC,

WHITE HAT VENTURES, LLC

AND

VARSITY GROUP, INC.

DATED AS OF MAY 1 , 2006

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") is executed as of May 1, 2006, by and among iQ Digital Studios, LLC, a Nevada limited liability company ("Seller"), White Hat Ventures, LLC, a Nevada limited liability company, as guarantor of obligations of Seller under this Agreement ("Guarantor"), and Varsity Group, Inc., a Delaware corporation ("Buyer") (collectively, the "Parties").

RECITALS

WHEREAS, Seller owns assets which comprise a marketing, communications, public relations, web design, product development, sales management and related software business that provides media solutions focused on instructional and corporate communications (the "Business"); and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, substantially all of the assets of the Business, which assets are hereinafter defined as the Purchased Assets, upon the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

  DEFINITIONS

  For purposes of this Agreement, the following terms shall have the following meanings:

  "Accounts Receivable" shall mean the aggregate of (a) all trade receivable and other rights to payment from customers of the Business, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to any customers of the Business, (b) all other accounts or notes receivable of the Business, and (c) any cash or payment-in-transit or other right related to any of the foregoing, in each case, as at the Closing, as set forth on Exhibit E.

  "Affiliate" of any Person means any other Person directly or indirectly: i) controlling; ii) controlled by; or iii) under common control with such Person. For the purposes of this definition, "control", when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings.

  "Agreement" means this asset purchase agreement, as the same may be amended from time to time, and all schedules and instruments in amendment or confirmation of it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

  "Assumed Liabilities" shall mean only the duties, liabilities or obligations of the Business identified on Schedule 2.3 including warranty work requests on Products completed prior to Closing, that are received within ninety (90) days following the Closing Date.

  "Benefit Plan" means with respect to any of the employees of the Business, any group registered retirement savings plan, 401(k), any profit sharing or pension plan, oral or written, whether or not sponsored by Seller, any deferred compensation payables, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations, any phantom equity option, equity option, bonus, employee equity purchase, retirement, severance, deferred compensation, annuity, executive compensation, incentive compensation, educational assistance, health or insurance or other plan, policy or arrangement providing benefits to or with respect to employees or former employees of or independent contractors to the Business.

  "Books and Records" means Seller's technical, business and financial records, financial books and records of account, quality control data, warranty information, sales and marketing information, books, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, certificates, contracts, or any other material documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to the Business; provided, however, that the foregoing shall not be deemed to include the limited liability company records of Seller comprised of the articles, operating agreements, any member agreements and any amendments thereto; minutes of meetings and resolutions of members, advisors, or managers.

  "Business" shall have the meaning assigned to it in the preamble.

  "Closing" shall mean the consummation of the purchase and sale transaction described herein.

  "Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.4.

  "Debt" as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes, bonds or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee Benefit Plan; (g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties; endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person's assets or property, whether or not the obligations have been assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

  "GAAP" shall mean United States generally accepted accounting principles consistently applied.

  "Governmental Entity" shall mean (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

  "Knowledge" with respect to any individual (and with respect to any other Person, the executive officers of such Person), will be deemed to have "Knowledge" of a fact or other matter if such individual is actually aware of that fact or matter.

  "Liens" shall mean all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

  "Material Adverse Effect" means any circumstance, change in, or effect on, the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by Seller, or (c) could impair the ability of Seller to consummate the transactions contemplated by this Agreement.

  "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

  "Purchase Price" shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets and related obligations of Seller in relation to the Purchased Assets.

  "Purchased Assets" shall mean the items identified on Schedule 1.1.

  "Records" shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller in respect of the Business.

  "Related Person" shall mean any officer, manager, member of Seller or any holder of five percent (5%) or more of any class of equity of Seller or any member of the immediate family of any such officer, manager, member or any entity controlled by any such officer, director, stockholder or by a family member of any such officer, manager, member.

  "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes, whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

  "Transaction Agreements" shall mean this Agreement, the Lease (as defined herein), the Second Amendment (as defined herein) and all other agreements, assignments and other documents that any party hereto is required to execute and deliver hereunder.

  SALE OF ASSETS; CLOSING

    SALE OF ASSETS. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, good and marketable title to all of the Purchased Assets.

    CONSIDERATION. The Purchase Price shall be $1,200,000 and an additional amount equal to eighty-five percent 85% of the Accounts Receivables set forth on Exhibit E. Buyer shall pay the Purchase Price by wire transfer of cash or other immediately available funds to the account of Seller at Closing.

    BUYER'S ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing, Buyer shall assume only the duties, liabilities and obligations of the Business included in the Assumed Liabilities to the extent set forth on Schedule 2.3, if any, arising after the Closing Date with respect to events or periods occurring after the Closing Date.

    CLOSING. The Closing shall take place at the offices of Seller's counsel, Brennan, Manna & Diamond, LLC, The Carnegie Building, 75 East Market Street, Akron, Ohio 44308, on May 1, 2006 (the "Closing Date"), or at such other time and location as the parties hereto shall agree in writing.

    DELIVERIES BY SELLER AT CLOSING. At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including in each case good and merchantable title to all personal property included therein, free and clear of all Liens. Seller shall deliver to Buyer:

      Evidence of fulfillment of each of the conditions set forth in Article 6;

      Bill of Sale and General Conveyance in the form attached hereto as Exhibit A and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer's counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets to Buyer and to vest in Buyer the title to the Purchased Assets and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

        the transfer of all Proprietary Rights (as such term is defined in Section 3.8 hereof), including registered Proprietary Rights of Seller and any third parties that may be necessary related to the Purchased Assets and applications therefor; and

        the consent(s) listed on Schedule 5.2;

      Releases of all Liens on the Purchased Assets;

      A Secretary's Certificate with respect to Seller's resolutions and officer incumbency, in form and substance satisfactory to Buyer;

      A Lease Agreement in the form attached hereto as Exhibit B, fully executed by Seller (the "Lease");

      A Second Amendment to the Employment Severance and Release Agreement in the form attached hereto as Exhibit C (the "Second Amendment"), fully executed by Seller; and

      Such other documents and instruments as Buyer may reasonably request to better evidence or effectuate the transactions contemplated hereby.

    Simultaneously with the delivery referred to in this Section, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

    DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller:

      In accordance with Section 2.2(a) of this Agreement, Buyer shall pay the Purchase Price to Seller in cash or other readily available funds;

      A Lease in the form attached hereto as Exhibit B, fully executed by Buyer;

      A Second Amendment in the form attached hereto as Exhibit C, fully executed by Mark F. Thimmig; and

      An assignment and assumption agreement with respect to the contracts set forth on Schedule 3.7 in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement").

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller hereby represents and warrants to Buyer as follows:

    ORGANIZATION AND POWER. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Nevada. Seller has full power and authority to own its properties and conduct the business presently being conducted by it. Seller has full legal power, authority and capacity to execute the Transaction Agreements and to consummate the transactions contemplated by the Transaction Agreements.

    AUTHORIZATION. The execution, delivery and performance of the Transaction Agreements by Seller have been duly authorized and approved by all requisite action on the part of Seller's managers and members. The Transaction Agreements each constitute the valid and binding obligation of Seller and are enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

    NO CONFLICT. The execution and delivery of the Transaction Agreements by Seller do not, and the consummation of the transactions contemplated thereby and the compliance with the terms thereof will not (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Seller or the Business, or any permit, license or approval of any Governmental Entity in respect of Seller or the Business, (b) conflict with any provision of the Articles of Organization, Operating Agreement, By-laws or other organizational document of Seller, (c) result in any violation of, and will not conflict with, or result in a material breach of any terms of, or constitute a default under, any mortgage, charge, license, instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets is bound or create any Lien upon any of the Purchased Assets, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, including, without limitation, under any Contract, which, in the case of clause (c) or (d), would have a material adverse effect on Seller's ability to consummate the transactions contemplated by the Transaction Agreements.

    TITLE TO PURCHASED ASSETS. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens. No other party has any rights or claims to possession of any of the Purchased Assets. None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Purchased Assets to Buyer as contemplated herein.

    LITIGATION. There is no suit, action or proceeding pending against or affecting Seller or the employees of Seller or its Affiliates relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor is there any such suit, action or proceeding threatened against Seller or any of the employees of Seller or its Affiliates. Neither Seller nor the Business are subject to any order of a Governmental Entity.

    COMPLIANCE WITH LAW. Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Seller has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations.

    CONTRACTS. Schedule 3.7 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders, distribution and service agreements, license agreements and employer agreements which relate to the Business, other than the Proprietary Rights Agreements (which are listed on Schedule 3.8(c)) and other than any agreement involving solely the payment or receipt of money by the Business or Seller and involving (and expected to involve for future periods) less than $5,000 of payments or receipts in any one year (the "Contracts"), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller's customary practices. Seller is not and, to Seller's Knowledge, the other parties to such Contracts, arrangements and understandings are not in default thereof and all Contracts are valid and in effect. No customer or supplier of the Business has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with the Business, to materially and/or adversely change the relationship, to substantially reduce the volume of business it currently does with the Business or to refuse to renew any Contract when it expires.

    INTELLECTUAL PROPERTY.

      Except as set forth on Schedule 3.8(a) or as otherwise stated in this Agreement, Seller either owns or possesses the license and other rights to the Proprietary Rights (as defined in Section 3.8(h) below) related to any Purchased Asset (the "Business Proprietary Rights"), including, without limitation, the proprietary computer software and programs known as "Proxsys" Digital Asset Management System, Time and Billing Management System and Integrated CRM System (collectively, the "Seller Software"), curriculum content, corporate websites' content, digital images, photos, streaming media files, web designs, artwork and other print, film and digital media materials products developed, published, reproduced, marketed, licensed or sold by Seller or its Affiliates in conducting the Business (collectively, the "Products"), and subject to the terms of the license agreements, any Proprietary Rights necessary to develop, publish, reproduce, market, license, or sell any Seller Software or Products, all of which are in good standing and uncontested and free and clear of any Liens or any deposit arrangements and none of the same are owned or licensed or held by any Affiliate or Related Person; provided however, that Products developed by Seller for its Affiliates and the Proprietary Rights related thereto shall remain property of such Affiliates and Products developed by Seller for any third party customer and the Proprietary Rights related thereto, which by the terms of the contract, purchase order, or common law were to be property of said customers, shall remain property of said customer, and shall not be deemed part of the Purchased Assets.

      Seller is not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons, in connection with the use of the Purchased Assets. No claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the Knowledge of Seller, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation. The Business Proprietary Rights, Seller Software and the Products do not infringe or violate any Proprietary Rights of any Person. Seller has taken all actions reasonably necessary to maintain and protect the Business Proprietary Rights. Seller is not aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Products, or of any efforts, omissions or failures to perform.

      Schedule 3.8(c) contains a brief description (including the expiration date, renewal provisions and other material terms) of all contracts, agreements, commitments or licenses relating to the Business Proprietary Rights or the Products, including, without limitation, all license agreements, agreements for software acquisition, development agreements, author agreements, publishing agreements, distribution agreements and service agreements (the "Proprietary Rights Agreements"). Seller has delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements prior to the execution of this Agreement. To Seller's Knowledge, all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. No Contract and no Proprietary Agreement contains any non-compete covenant, exclusivity clause or other restriction that would in any way limit Buyer's ability to engage in the Business and market the Products.

      Except as otherwise stated herein or in the Contracts, Seller has the exclusive right to develop, publish, reproduce, market, license or sell the Products in any and all media and by print or electronic means. Except as otherwise stated herein or in the Contracts, no Person other than Seller may develop, publish, reproduce, market, license or sell the Products without the prior consent of Seller and Seller has not given any such consent and Seller owns, or is the exclusive licensee of, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor. To Seller's knowledge, none of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors holds any proprietary rights with respect to such Products.

      Schedule 3.8(e) contains a true and complete list of all software owned, developed, published, licensed or sold by Seller and which comprise the Seller Software (the "Business Software"), as well as a description of any software included or embedded in any of the Business Software and which requires the consent (whether subject to royalty or otherwise) of a party other than Seller in order for any such Business Software to be sold, licensed, updated, enhanced or modified or integrated with the software by the Business, together with true and correct copies of all contracts between or among Seller, on the one hand, and any author or licensor of the software, on the other hand.

      To the knowledge of Seller, there has been no publication or public distribution by Seller (or the Business) of any of the source codes of any of the Business Software that would in any way affect the right of the Business to seek copyright protection for the Business Software. Schedule 3.8(f) (the "Source Codes") contain true and correct lists of each license agreement which has been used by the Business, in connection with the marketing, license and distribution of the Business Software. Each end user of the Business Software has either signed a license agreement or has acquired the rights to use the Business Software pursuant to a so-called "shrink wrap" or "click wrap" license with Seller.

      Schedule 3.8(g) (the "Trade Lists") contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyrights and copyright registrations, and applications therefor, included in the Business Proprietary Rights, or otherwise wholly or partially owned, licensed, held or used in the conduct of the Business.

      For purposes hereof, "Proprietary Rights" shall mean know-how, invention rights, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications and statutory invention rights, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, trade dress, all rights in internet web sites including its contents and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, technical information, specifications and materials in whatever form or media recording or evidencing technology or proprietary information, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

    LABOR; ERISA. Seller is not, nor, as of the Closing Date will be, a party to any employment or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any unionization activity, in each case related to the employees of the Business (the "Business Employees"). With respect to the Business Employees, Seller has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, employment insurance, workers' compensation, Social Security, payroll, withholding and similar Taxes, with respect to Business Employees and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws with respect to Business Employees. Schedule 3.9 attached hereto contains a list of all Business Employees at the Closing Date. Seller and each Affiliate of Seller who has employed Business Employees has deducted and remitted to the relevant governmental authority or entity all income taxes, unemployment insurance contributions, employer health tax remittances and any taxes or deductions or other amounts which it is required by statute or contract to collect and remit to any governmental authority or other entities entitled to receive payment of such deduction with respect to the Business Employees. All Business Employees have been paid to the date of this Agreement all amounts payable on account of salary, bonus, payments and commissions.

    TAXES.

      Seller has prepared and filed or caused to be prepared and filed, all federal, state, provincial, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns ("Returns") relating to any and all Taxes concerning or attributable to the Purchased Assets or the Business ("Business-Related Taxes") which Seller is required to file on or before the Closing and such Returns were true and accurate in all material respects and were completed in accordance with applicable law when filed.

      Seller has (i) paid all Business-Related Taxes it is required to pay and (ii) withheld with respect to Business Employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and Seller has not been delinquent in the payment of any such Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller with respect to such Taxes.

      No audit or other examination of any Return of Seller is presently in progress with respect to Business-Related Taxes, nor has Seller been notified of any request for such an audit or other examination.

    BROKERS. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of Seller in connection with the transactions contemplated by this Agreement.

    INSURANCE. The Business and the Purchased Assets are insured with respect to all events occurring prior to the Closing Date, in amounts and against risks that are commercially reasonable. All of such insurance policies and bonds covering the Business are in full force and effect and no written notice of termination of any such insurance policies or bonds has been received by Seller. Seller has not received any written communication or other written notice regarding any actual or possible refusal of any coverage or rejection of any claim related to the Business, nor has Seller failed to either give any notice or present any claim under any such insurance policy in due and timely fashion.

    POWERS OF ATTORNEY. No Person has any power of attorney to act on behalf of Seller in connection with any of the Purchased Assets or the Business other than such powers to so act as normally pertain to the officers of Seller.

    AFFILIATES OF SELLER. Except as stated otherwise herein, no Affiliate of Seller (i) owns, licenses or has other rights to any Proprietary Rights or other assets (except the premises covered by the Lease) used in connection with the Business or related to the Purchased Assets, (ii) has obtained a registered trademark or tradename or filed a trademark or tradename application for the names iQ Digital, iQ Digital Studios or any similar names in the United States and internationally, (iii) owns, licenses or has other rights to any Seller Software, the Products or any other software used, sold or licensed by the Business or any derivative, revision, version, improvement or refinement of any of the foregoing, or (iv) is party to, bound by, or a beneficiary under any contract, agreement, commitment or license relating to Proprietary Rights used in connection with the Business or related to the Purchased Assets, except as may be contained in this Agreement.

    NO OPTIONS. No Person other than Buyer has any agreement or option or any right capable of becoming an agreement or option for the purchase from Seller of any portion of or interest in the Purchased Assets or the Business.

    STATEMENTS NOT MISLEADING. To Seller's Knowledge, Seller and its Affiliates have fully complied with all of Buyer's (and Buyer's agents) due diligence requests and have provided Buyer with all information and documentation requested by Buyer and Buyer's agents, or have expressly indicated in response to a request that the required information and documentation, while it may exist, is not being provided. Seller has disclosed all facts, events or transactions which are material to the Purchased Assets and the Business. No representation or warranty of Seller or document furnished by Seller or by any Affiliate of Seller hereunder is false or inaccurate in any material respect or contains any untrue statement of a material fact or omits to state any fact necessary to make the statements contained herein or therein not misleading.

  REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

    ORGANIZATION AND POWER OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the requisite corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute the Transaction Agreements, and to consummate the transactions contemplated by the Transaction Agreements.

    AUTHORIZATION. The execution, delivery and performance of the Transaction Agreements by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and the Transaction Agreements each constitute the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

    NO CONFLICT. The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated thereby and the compliance with the terms thereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's Certificate of Incorporation, Bylaws or other organizational document, (c) result in any violation of, and will not conflict with, or result in a material breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer's ability to consummate the transactions contemplated by the Transaction Agreements.

  COVENANTS

    CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing, Seller agrees (except to the extent that Buyer shall otherwise consent in writing) that Seller and its Affiliates:

      shall carry on the Business in the ordinary course in substantially the same manner as presently conducted, maintain the Records in substantially the same manner as presently maintained, and preserve the relationships of the Business with its customers, suppliers, consultants and employees (at current salary levels);

      shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Purchased Assets other than in the ordinary course of business;

      shall not enter into or assume any pledge or other title retention agreement, or permit any Lien to attach upon any of the Purchased Assets;

      shall maintain and keep in good order and repair in a manner consistent with prior practices, subject to reasonable wear and tear, all of the Purchased Assets;

      shall not solicit or accept advance payments from customers of the Business for services or goods which are to be performed or delivered by the Business subsequent to the Closing Date, except in the ordinary course of business consistent with prior practices and in the event any advance payment is made, Seller and its Affiliates shall immediately notify Buyer and promptly reimburse the Buyer for such amount following the Closing Date; furthermore, at Closing, any Seller and Seller Affiliate invoices owed to Seller shall be forgiven and extinguished and Buyer shall not assume any obligations relating thereto; any uncompleted work as of the Closing between Seller and Seller Affiliates and any related obligations will also be deemed extinguished unless otherwise agreed upon by Seller and Buyer in writing; and any and all invoices for work performed by Seller for Buyer, whether currently due or due at some time in the future, shall be immediately payable to Seller;

      shall not enter into any contract, commitment or agreement which either individually or in the aggregate would have a Material Adverse Effect upon the Business or the Purchased Assets, or amend, modify adversely, cancel, rescind, revoke or terminate any of the Contracts;

      shall not take any action that would or might result in any of its representations and warranties set forth in this Agreement becoming untrue (including the accuracy of the Schedules), any of the conditions to Closing set forth in Article 6 not being satisfied, or the Business or any of the Purchased Assets becoming materially less valuable;

      shall comply with all laws, rules and regulations of any Governmental Entity applicable to the Purchased Assets or the conduct of the Business and shall maintain its good standing under all permits and licenses necessary to conduct the Business; and

      shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the Business, the Purchased Assets, the Closing conditions or the representations and warranties of Seller in this Agreement.

    CONSENT OF THIRD PARTIES. Seller shall obtain, as soon as practicable after the date hereof, but in any event prior to the Closing Date, the consent in writing necessary to convey the Purchased Assets to Buyer as contemplated hereby, including, without limitation, consents of all Person(s) listed on Schedule 5.2. Seller acknowledges and agrees that in no event shall Buyer be liable to Seller (or its Affiliates) for, or subject to a claim for indemnification for, Losses (as such term is defined in Section 9.1 hereof) arising from the failure to obtain the consent in writing of any Person to the assignment of any contract, agreement, obligation, lease, permit, license or other undertaking included in the Purchased Assets.

    FURTHER ASSURANCES; COOPERATION. Seller will, and will cause its Affiliates to, provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller shall, and will cause its Affiliates to, take or shall cause to be taken such other reasonable actions as Buyer may require to more effectively transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets and the Business as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, Seller shall thereafter be obligated to use its best efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

    Buyer shall allow Seller and Seller's Affiliates reasonable access to the common data closet located within the premises to be leased to Buyer as provided in the Lease for purposes of Seller or Seller's Affiliates maintaining, repairing, replacing, updating, and relocating its phone and data systems for a period of sixty (60) days following the Closing Date, unless otherwise agreed by the Seller and Buyer, Seller and Seller's Affiliates shall use its best efforts to relocate Seller and Seller's Affiliates telephone and data systems in a timely manner.

    USE OF NAMES. From and after the Closing Date, neither Seller, nor any of its Affiliates shall use the names "iQ Digital" or "iQ Digital Studios" including, without limitation any similar name or permutation thereof.

    PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

    EXPENSES; TRANSFER TAXES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller, and Seller shall promptly provide Buyer with proof of payment of such Taxes.

    TAXES.

      Continuing Obligation. Seller shall be responsible for and pay or cause to be paid when due all Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Returns required to be filed in connection with the Purchased Assets and the Business, and such Returns shall be true and correct and completed in accordance with applicable laws.

      Status at Closing. At Closing, Seller shall have (i) paid or cause to be paid all Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business it is required to pay as of such time, and (ii) withheld with respect to Business Employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

      Tax Elections. No new elections with respect to Business Taxes, or any changes in current elections with respect to Business Taxes, affecting the Purchased Assets or the Business shall be made by Seller after the date of this Agreement without the prior written consent of Buyer.

      Cooperation and Records Retention. Seller and Buyer shall each (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Business Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

    (e) Allocation. The allocation of the Purchase Price among the Purchased Assets for purposes of this Agreement and for federal, state and local tax purposes, shall be as mutually agreed to by Purchaser and Seller in accordance with Schedule 5.7 Purchaser and Seller covenant and agree to file all federal, state and local tax returns in accordance with such mutual agreement.

    EMPLOYMENT MATTERS. Buyer shall have the right, prior to the Closing to contact Key Business Employees that Buyer deems appropriate in its discretion, after receiving written permission from the Chief Executive Officer or Vice President of Strategic Planning of Guarantor, for the purpose of making offers of employment with Buyer effective as of the Closing on terms and conditions of employment determined by Buyer and receiving written acceptances of such employment (in each case contingent upon the occurrence of the Closing and consummation of the transaction contemplated by this Agreement; provided however, the acceptance of such offers will not be construed as a closing condition). Seller shall be responsible for all liabilities and obligations related to all Business Employees' employment or termination including, without limitation, Seller's employees on military or other leave, COBRA, salaries, wages, bonuses, commissions, vacation with pay, banked or unused sick days, pension benefits, severance or other employee benefits, due or accruing due to, or for any or other such costs or amounts payable to or associated with, Business Employees for all periods through Closing. Buyer shall offer each of the Business Employees employment with Buyer under similar terms and conditions as they had with Seller.

    NON-COMPETE.

      For a period of two years following the Closing Date, Seller shall not and Seller shall cause its officers, directors and Affiliates not to, directly or indirectly, within any Restricted Territory (i) engage in any business competitive, directly or indirectly, with the Business; (ii) render any services, directly or indirectly, to any person engaged in such competitive activities; or (iii) become interested in any such person as an individual, a partner, shareholder, officer, director, principal, agent, employee trustee, consultant or in any other relationship or capacity; provided, however, (1) Seller may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange if the Seller (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person, and (2) Seller, its Affiliates and Persons controlled directly or indirectly by members of the family of David L. and Ann A. Brennan or trust for their benefit, shall have the right to provide services and products that may be competitive with the Business to and for the schools they serve or for their internal uses. For purposes of this Section, "Restricted Territory" means any portion of the United States, Puerto Rico, Guam, and Canada in which any product, process, good or service has heretofore been manufactured, provided, sold or offered or promoted for sale by Seller or the Business during the two years preceding the Closing Date or with respect to which either the Seller or Business has devoted substantial expense in anticipation of launching into such geographic area a portion of the Business at any time prior to the Closing Date.

      For a period of one year following the Closing Date, Seller shall not and Seller shall cause its officers, directors and Affiliates not to directly or indirectly, solicit any Business Employee, as an individual, a partner, shareholder, officer, director, principal, agent, employee trustee, consultant or in any other relationship or capacity, of the Buyer.

      If any provision in this Section 5.9 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.9, but this Section 5.9 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent that such provision would be valid and enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.9 to provide for a covenant having the maximum enforceable geographical area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 5.9 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section 5.9 without the necessity of proving actual damages or the posting of a bond, and Seller consents to the entry thereof.

    NON-COMPETE AMENDMENT AND CONSENT. As a condition precedent to Closing, Seller shall cause 500 SMC, LLC, an Ohio limited liability company, to enter into a Second Amendment to that certain Employment Severance and Release Agreement entered into on January 5, 2006, amended March ___, 2006, by and between 500 SMC, LLC, an Ohio limited liability company, as successor to Brennan Industrial Group, Inc., a Nevada corporation, having its principal place of business located in Akron, Ohio ("Employer") and Mark F. Thimmig, to allow for Buyer's acquisition and operation of the Purchased Assets, including but not limited to, the hiring of certain Business Employees, providing existing clients of Seller services set forth in the Second Amendment and developing business with new clients, as provided therein with Mark Thimmig as Chief Executive Officer of Buyer. The Second Amendment shall be mutually acceptable to Buyer and Seller.

  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

  All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

    REPRESENTATIONS AND WARRANTIES ACCURATE; COMPLIANCE WITH COVENANTS. All representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement and except that if any representation or warranty is qualified by materiality or with reference to Material Adverse Effect, then each such representation or warranty shall be true in all respects. Seller shall have complied in all material respects with all covenants and conditions required to be performed or complied with by them prior to or at the Closing Date.

    LITIGATION AFFECTING CLOSING. No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

    INSTRUMENTS OF SALE, ETC. Seller shall have executed and delivered to Buyer such instruments of sale, conveyance, transfer and assignment satisfactory to counsel for Buyer as are necessary or desirable to vest in Buyer title to all of the Purchased Assets.

    CONSENTS. All authorizations, approvals, permits or consents of any Governmental Entity or third Person listed on Schedule 5.2 necessary for the consummation of the transactions contemplated by this Agreement and requested by Buyer shall have been duly obtained by Seller in writing, shall be effective on the Closing Date, and shall have been delivered to Buyer.

    DELIVERIES AT CLOSING. Seller shall have delivered to Buyer, fully executed by all applicable parties, each of the items specified in Section 2.5 of this Agreement.

  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

  All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

    REPRESENTATIONS AND WARRANTIES ACCURATE; COMPLIANCE WITH COVENANTS. All representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement and except that if any representation or warranty is qualified by materiality or with reference to Material Adverse Effect, then each such representation or warranty shall be true in all respects. Buyer shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.

    LITIGATION AFFECTING CLOSING. No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

    DELIVERIES AT CLOSING. Buyer shall have delivered to Seller, fully executed by Buyer, each of the items specified in Section 2.6 of this Agreement.

  TERMINATION

    TERMINATION EVENTS. This Agreement may be terminated by written notice on or before the Closing Date:

      by the mutual consent of the parties hereto; or

      by Buyer, if the conditions set forth in Article 6 are not satisfied (or are incapable or being satisfied) on or before May 30, 2006, without fault of Buyer; or

      by Seller, if the conditions set forth in Article 7 are not satisfied (or are incapable of being satisfied) on or before May 30, 2006 without fault of Seller.

    EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer, Seller, their respective officers or managers, except that the agreements contained in Section 8.3 hereof shall survive the termination hereof and any confidentiality or non-disclosure agreements between Buyer and Seller or its Affiliates shall survive in accordance with their terms.

    RETURN OF DOCUMENTS. In the event that the sale of the Purchased Assets is not consummated for any reason whatsoever, or if this Agreement is terminated for any reason whatsoever, each party will return to the other party on a timely basis all documents, agreements, instruments or other written information concerning the other party that was obtained from such other party, or to the extent permitted by law will destroy the same and provide to the other party written certification of such destruction, and will destroy any related electronic files, to the extent commercially feasible.

  INDEMNIFICATION

    INDEMNIFIED LOSSES. For the purpose of this Article 9 and when used elsewhere in this Agreement, "Losses" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys' fees and other legal costs and expenses relating thereto.

    INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

      any material breach by Seller of any representation or warranty of Seller made herein or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

      any material breach by Seller of any covenant or obligation of Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

      any liability or obligation of Seller, its Affiliates or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Seller, its Affiliates, the Business or the Purchased Assets prior to the Closing not assumed by Buyer under this Agreement, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, Taxes for all periods (or that portion of any period) ending on or prior to the Closing Date; and

      as provided in Section 9.4 hereof.

    Notwithstanding the foregoing, indemnification by Seller shall not in the aggregate exceed the Purchase Price.

    INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Article 9, Buyer agrees to indemnify and hold harmless Seller against and in respect of any Losses which arise out of or result from:

      any material breach by Buyer of any representation or warranty of Buyer made herein or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      any material breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; and

      as provided in Section 9.4 hereof.

    THIRD PARTY CLAIMS. Subject to the limitations set forth in this Article 9, (a) Buyer agrees to indemnify and hold Seller harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer or the Purchased Assets and (b) Seller agrees to indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring on or prior to the Closing and related to Seller or the Purchased Assets, except for any liabilities and obligations expressly assumed by Buyer herein.

    PROCEDURES; NO WAIVER; EXCLUSIVITY. All claims for indemnification by a party pursuant to this Article 9 in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 9.5. The party entitled to indemnification under this Article 9 (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 9 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 9 except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

    SURVIVAL. All representations and warranties made by Seller and Buyer herein (except for those set forth in Sections 3.1, 3.2, 3.4, 3.7, 4.1 and 4.2, which shall survive indefinitely, those set forth in Section 3.8, which shall survive for a period of three (3) years from the Closing Date and those set forth in Sections 3.9, 3.10, 3.13 and 3.14, which shall survive until expiration of the applicable statute of limitation), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of two (2) years following the Closing Date. No claim may be asserted under Section 9.2(a) with respect to breach of a representation or warranty after the two (2) year anniversary of the Closing Date (except for claims for breach of a representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.7, 3.8, 3.9, 3.10, 4.1 or 4.2 which can be brought indefinitely), provided that claims as to which written notice is given prior to such date may be prosecuted thereafter. The indemnity obligations set forth in Sections 9.2(b), (c) and (d), Section 9.3(b) and (c), Section 9.4, Section 9.5 and Section 9.6 shall survive indefinitely.

    NOT EXCLUSIVE REMEDY. The provisions of this Article 9 shall not be deemed to set forth the exclusive remedy of the parties hereto with respect to any matter or event described in this Article 9, and the parties may avail themselves of any other remedy at law or in equity.

  MISCELLANEOUS

    NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

    To Seller: White Hat Ventures, LLC
    159 S. Main Street, Suite 600

    Akron, Ohio 44308
    Attn: Chief Executive Officer

    With a copy to: Brennan, Manna & Diamond, LLC
    The Carnegie Building
    75 East Market Street
    Akron, Ohio 44308
    Attn: John F. Martin, Esq.

    and 500 SMC, LLC

    159 South Main Street, Suite 500

    Akron, Ohio 44308

    Attn: Joseph R. Weber

    To Buyer: Varsity Group, Inc.
    1300 19 Street NW
    Suite 800
    Washington, DC 20036
    Attn: Mark Thimmig

    With a copy to: Latham & Watkins LLP

    140 Scott Drive

    Menlo Park, California 94025

    Attn: Anthony J. Richmond

    ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

    COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    PARTIES IN INTEREST; ASSIGNMENT. Except as otherwise provided in Section 5.9, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that Seller may not assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer's prior written consent and any assignment or delegation by Seller without the prior written consent of Buyer shall be void and of no force or effect; provided, however, that the foregoing shall not restrict any subsequent sale by Buyer of the Business or any Purchased Assets.

    GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without reference to its conflicts of laws principles. The parties agree that any dispute concerning this agreement shall be brought in a Court of competent jurisdiction in Summit County, State of Ohio, and each party hereby submits to the jurisdiction of such courts.

    SCHEDULES AND HEADINGS. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

    AMENDMENT. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

    WAIVER. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

    FACSIMILE SIGNATURES. Facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures. If any party delivers a copy of this Agreement containing a facsimile signature, such party shall promptly forward copies containing original signatures to the other party; provided, however, that the copies containing the facsimile signatures shall remain binding even if the document containing original signatures is not sent to the other party.

    PRESS RELEASE. Except as otherwise required by applicable law, including any stock exchange listing obligations of Buyer, neither Buyer nor Seller shall make any public announcement or issue any press release relating to this Agreement, or any related agreements or transactions contemplated hereby or thereby, except in a form approved by the other party (which approval shall not be unreasonably withheld).

(Signatures intentionally appear on next page.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

iQ DIGITAL STUDIOS, LLC

By: /s/ Mark E. Krohn

Its: Vice President

WHITE HAT VENTURES, LLC, as Guarantor

By: /s/ Mark E. Krohn

Its: Vice President

VARSITY GROUP, INC.

By: /s/ Mark F. Thimmig

Its: President and Chief Executive Officer

Exhibit A

Bill of Sale and General Conveyance

exhibit B

lease agreement

Exhibit C

SECOND AMENDMENT TO EMPLOYMENT SEVERANCE AND RELEASE AGREEMENT

Exhibit D

Assignments and Assumption Agreement

Exhibit E

Accounts Receivable